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Exhibit 99.2

                                                        Hanover Direct
                                                        201 272 3106
                                                        Fax 201 272 3465

                                                April 2, 2004

BY FACSIMILE AND/OR E-MAIL
--------------------------

Mr. Stuart Feldman
Chelsey Capital
712 Fifth Avenue, 45th Floor
New York, New York 10019

William B. Wachtel, Esq.
Wachtel & Masyr, LLP
110 East 59th Street
New York, New York 10022

Gentlemen:

        I understand that Chelsey Direct, LLC ("Chelsey") has misunderstood the value ascribed to the securities of the Company owned by Chelsey in the proposal made on March 22, 2004 to Chelsey that was subsequently rejected. Please be advised that the proposal of March 22nd was intended to be a bundled proposal with no specific allocation of the proposed price between the classes of securities owned by Chelsey meant to be suggested or implied. The example used in the letter merely applies the minimum interest rate charged in the Company's existing Tranche B Term Loan Facility and matched by Chelsey in a proposed loan by the Chelsey to the Company. Neither any senior member of management nor any of the directors who have not been designated by Chelsey believes that the Company's common shares are worth less than their trading price. Any suggestion to the contrary is simply incorrect. The proposed price for Chelsey's securities was felt to be a fair price at which to begin negotiations and was intended to be responsive to the good faith belief shared by those present before, during and after the February 12th Board meeting that Chelsey wanted to entertain offers for its securities which we now understand may not be the case.

                                        Sincerely,

                                        /s/Tom Shull

                                        Tom Shull


cc:  Board of Directors
     Sarah Hewitt, Esq.